Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by of HBT Financial, Inc. (the “Company”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company immediately upon the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of October 20, 2025, by and among the Company, HB-CNB Merger, Inc. and CNB Bank Shares, Inc.) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Nancy L. Ruyle
Name:	Nancy Ruyle
Date:	November 12, 2025